State of Delaware
Secretary of State
Division of Corporations
Delivered 10:42 AM 01/11/2013
FILED 10:42 AM 01/11/2013
SRV 130038488 - 4407435 FILE

Certificate of Amendment
of
Certificate of Incorporation
of Vycor Medical, Inc.

Under Section 242 of the Delaware General Corporation Law

Vycor Medical, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies as follows:

1. The amendment to the Corporation's Certificate of Incorporation, as amended, set forth below, was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and thereafter was duly adopted by the consent of the holders of a majority of the outstanding voting stock of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

2. ARTICLE "FOURTH" of the Corporation's Certificate of Incorporation shall be amended to include the following language to the end of such PARAGRAPH "FOURTH", subject to compliance with applicable law:

"Upon the filing and effectiveness (the "Effective Time") pursuant to the Delaware General Corporation Law of this amendment to the Corporation's Certificate of Incorporation, as amended, each 150 shares of Common Stock issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the "Reverse Stock Split"); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above."

3. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this 11th day of January, 2012

David Cantor

President